AMENDMENT dated as of February 23, 2007 to the Employment Agreement dated as of May 9, 2006 (the “Agreement”) between inVentiv Health, Inc., a Delaware corporation, and Eran Broshy.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

Section 1.  Bonus. Section 4 of the Agreement is hereby amended to read in its entirety as follows:

Executive shall be eligible for a bonus in each calendar year, based on Executive’s success in reaching or exceeding performance objectives as determined by the Board (the “Bonus”). Executive’s target Bonus shall be determined by the Board and shall be no less than 100% of Executive’s then current salary. The amount of the Bonus, if any, that is actually awarded shall be determined at the discretion of the Board. All or any portion of the Bonus may be awarded pursuant to a plan satisfying the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Section 2.  Ratification. Except as aforesaid, the Agreement shall remain in full force and effect in accordance with its terms.

Section 3.  Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

inVentiv Health, Inc. By: /s/ Per G.H. Lofberg Name: Per G.H. Lofberg Member, Compensation Committee of the Board of Directors	By: /s/ Eran Broshy Eran Broshy
By: /s/ Mark Jennings Name: Mark Jennings Member, Compensation Committee of the Board of Directors